As filed with the Securities and Exchange Commission on June 8, 2021.

Registration No. 333-255499

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 5 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ZETA GLOBAL HOLDINGS CORP.

(Exact name of registrant as specified in its charter)

Delaware	7372	80-0814458
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3 Park Ave, 33rd Floor

New York, NY 10016

(212) 967-5055

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David A. Steinberg

Chief Executive Officer

3 Park Ave, 33rd Floor

New York, NY 10016

(212) 967-5055

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Marc D. Jaffe Joel H. Trotter Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020 (202) 637-2200	Steven B. Vine Chief Legal Officer Zeta Global Holdings Corp. 3 Park Ave, 33rd Floor New York, NY 10016 (212) 967-5055	Ryan J. Dzierniejko David J. Goldschmidt Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 (212) 735-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price per Share	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Class A common stock, $0.001 par value per share	26,136,363	$12.00	$313,636,356.00	$34,217.73

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Zeta Global Holdings Corp. is filing this Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-255499) solely to update previously filed Exhibit 5.1. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement and the filed exhibits. No changes are being made to the preliminary prospectus or Items 13, 14, 15 or 17 of Part II to the Registration Statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the offering and sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”) filing fee and the exchange listing fee.

Amount Paid or to Be Paid
SEC registration fee	$34,218
FINRA filing fee	38,300
Exchange listing fee	192,600
Printing and engraving expenses	300,000
Legal fees and expenses	4,000,000
Accounting fees and expenses	1,540,000
Blue sky fees and expenses	—
Transfer agent and registrar fees and expenses	8,100
Miscellaneous expenses	23,750

Total	$6,166,968

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the General Corporation Law of the State of Delaware provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the General Corporation Law of the State of Delaware.

In connection with the sale of common stock being registered hereby, we have entered into indemnification agreements with each of our directors and our executive officers. These agreements will provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, referred to herein as the “Securities Act,” against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities

Since December 31, 2017, the Registrant has issued and sold the following securities:

Sales of Preferred Stock and Series A Common Stock

In January 2018, we issued and sold an aggregate of 1,533,742 shares of Series F-2 redeemable convertible preferred stock to one accredited investor at $13.04 per share for gross value of $20,000,000. Please note that these shares were issued as consideration for an acquisition and did not result in cash proceeds for the Company.

In January 2019, we issued and sold an aggregate of 1,150,307 shares of Series F-2 redeemable convertible preferred stock to one accredited investor at $13.04 per share for gross value of $15,000,000. Please note that these shares were issued as consideration for an acquisition and did not result in cash proceeds for the Company.

In May 2019, we issued and sold an aggregate of 191,718 shares of Series F-3 redeemable convertible preferred stock to one accredited investor at $13.04 per share for gross value of $2,500,000. Please note that these shares were issued as consideration for an acquisition and did not result in cash proceeds for the Company.

In November 2019, we issued and sold an aggregate of 766,872 shares of Series F-4 redeemable convertible preferred stock to one accredited investor at $13.04 per share for gross value of $10,000,000. Please note that these shares were issued as consideration for an acquisition and did not result in cash proceeds for the Company.

In March 2021, we issued and sold an aggregate of 613,497 shares of our Series A common stock to two accredited investors at $13.04 per share for a gross value of $8,000,000. Please note that these shares were issued as consideration for an acquisition and did not result in cash proceeds for the Company.

Plan-Related Issuances

From December 31, 2017 through May 10, 2021, we granted to our employees, consultants and other service providers 42,841,983 shares of restricted Series A common stock. The weighted average grant date values of these restricted shares was $4.52. These grants were modified during the first quarter of 2021 at a weighted average value of $11.36. Further, the Company has cancelled 26,572,021 shares of restricted Series A common stock during this period.

From December 31, 2017 through May 10, 2021, we granted to our employees, consultants and other service providers 1,399,445 restricted stock units, covering an aggregate of shares of our Class A common stock. These grants were modified during the first quarter of 2021 at a weighted average value of $11.36. Of these grants, 17,166 have been cancelled as of May 10, 2021.

The offers, sales and issuances of the securities described in paragraphs (1) and (2) were deemed to be exempt from registration under Rule 701 promulgated under the Securities Act as transactions under compensatory benefit plans and contracts relating to compensation, or under Section 4(a)(2) of the Securities Act as a transaction by an issuer not involving a public offering. The recipients of such securities were our directors, employees or bona fide consultants and received the securities under our equity incentive plans. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

The offers, sales and issuances of the securities described in paragraphs (3) through (6) were deemed to be exempt under Section 4(a)(2) of the Securities Act or Rule 506 of Regulation D under the Securities Act as a transaction by an issuer not involving a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor within the meaning of Rule 501 of Regulation D under the Securities Act and had adequate access to information about us. No underwriters were involved in these transactions.

Item 16.	Exhibits and Financial Statement Schedules

(a) Exhibits

A list of exhibits required to be filed under this item is set forth on the Exhibit Index of this registration statement and is incorporated in this Item 16(a) by reference.

(b) Financial Statement Schedules.

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17.	Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

INDEX TO EXHIBITS

The following exhibits are filed as part of this registration statement.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith
1.1	Form of Underwriting Agreement.	S-1/A	5/7/2021	1.1

3.1	Tenth Amended and Restated Certificate of Incorporation of Zeta Global Holdings Corp., currently in effect.	S-1	4/26/2021	3.1

3.2	Form of Amended and Restated Certificate of Incorporation of Zeta Global Holdings Corp., to be in effect immediately prior to the completion of this offering.	S-1/A	5/7/2021	3.2

3.3	Bylaws of Zeta Global Holdings Corp., currently in effect.	S-1	4/26/2021	3.3

3.4	Form of Amended and Restated Bylaws of Zeta Global Holdings Corp., to be in effect immediately prior to the completion of this offering.	S-1/A	5/7/2021	3.4

4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.	S-1/A	5/7/2021	4.1

4.2	Amended and Restated Registration Rights Agreement, dated May 8, 2017, by and among Zeta Global Holdings Corp. and the Investors party thereto.	S-1/A	5/7/2021	4.2

5.1	Opinion of Latham & Watkins LLP.				X

10.1	Credit Agreement among Zeta Global Corp., Zeta Global Holdings Corp., Certain Subsidiaries, The Lenders Party, Bank of America, and BofA Securities, Inc.	S-1	4/26/2021	10.1

10.2	Form of Indemnification Agreement by and between the Registrant and Each of its Directors and Executive Officers.	S-1/A	5/7/2021	10.2

10.3#	Zeta Global Holdings Corp. 2008 Stock Option/Stock Issuance Plan.	S-1/A	5/7/2021	10.3

10.4#	Form of restricted stock agreement under 2008 Stock Option/Stock Issuance Plan.	S-1/A	5/7/2021	10.4

10.5#	Form of option agreement under 2008 Stock Option/Stock Issuance Plan.	S-1/A	5/7/2021	10.5

10.6#	Zeta Global Holdings Corp. 2017 Equity Incentive Plan.	S-1/A	5/7/2021	10.6

10.7#	Form of restricted stock agreement under 2017 Equity Incentive Plan.	S-1/A	5/7/2021	10.7

10.8#	Form of restricted stock unit agreement under 2017 Equity Incentive Plan.	S-1/A	5/7/2021	10.8

10.9#	Form of stock option agreement under 2017 Equity Incentive Plan.	S-1/A	5/7/2021	10.9

10.10#	Zeta Global Holdings Corp. 2021 Incentive Award Plan.	S-1/A	5/7/2021	10.10

10.11#	Form of restricted stock agreement under 2021 Incentive Award Plan.	S-1/A	5/7/2021	10.11

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

10.12#	Form of restricted stock unit agreement under 2021 Incentive Award Plan.	S-1/A	5/7/2021	10.12

10.13#	Form of stock option agreement under 2021 Incentive Award Plan.	S-1/A	5/7/2021	10.13

10.14#	Zeta Global Holdings Corp. 2021 Employee Stock Purchase Plan.	S-1/A	5/7/2021	10.14

10.15#	Form of amendment to restricted stock agreement under 2008 Stock Option/Stock Issuance Plan and 2017 Equity Incentive Plan for participants eligible to participate in Buy-Back Program.	S-1/A	5/7/2021	10.15

10.16#	Form of amendment to restricted stock unit agreement under 2017 Equity Incentive Plan for participants eligible to participate in Buy-Back Program.	S-1/A	5/7/2021	10.16

10.17#	Form of Employment Agreement by and between Zeta Global Holdings Corp. and David A. Steinberg.	S-1/A	5/7/2021	10.17

10.18	Form of Exchange Agreement.	S-1/A	5/7/2021	10.18

10.19#	Form of Employment Agreement by and between Zeta Global Corp. and Steven Gerber.	S-1/A	5/7/2021	10.19

16.1	Letter of PricewaterhouseCoopers LLP to the Securities and Exchange Commission.	S-1/A	6/7/2021	16.1

10.20#	Form of Employment Agreement by and between Zeta Global Corp. and Chris Greiner.	S-1/A	5/7/2021	10.20

21.1	List of Subsidiaries.	S-1/A	5/7/2021	21.1

23.1	Consent of Latham & Watkins LLP (included in Exhibit 5.1).				X

23.2	Consent of Deloitte & Touche LLP.	S-1/A	6/7/2021	23.2

24.1	Powers of Attorney (included in the signature pages to this registration statement).	S-1	4/26/2021	24.1

#	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, state of New York on June 8, 2021.

Zeta Global Holdings Corp.

By:	/s/ David A. Steinberg
David A. Steinberg
Title: Chief Executive Officer and
Chairperson

We, the undersigned directors and officers of Zeta Global Holdings Corp. (the “Company”), hereby severally constitute and appoint David A. Steinberg and Christopher Greiner, and each of them singly, our true and lawful attorneys, with full power to them, and to each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement on Form S-1 filed herewith, and any and all pre-effective and post-effective amendments to said registration statement, and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of 1933, as amended, of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of us might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David A. Steinberg David A. Steinberg	Chief Executive Officer and Chairperson (Principal Executive Officer)	June 8, 2021

/s/ Christopher Greiner Christopher Greiner	Chief Financial Officer (Principal Financial Officer)	June 8, 2021

/s/ Satish Ravella Satish Ravella	Senior Vice President, Finance (Principal Accounting Officer)	June 8, 2021

* William Landman	Director	June 8, 2021

* Robert H. Niehaus	Director	June 8, 2021

* William Royan	Director	June 8, 2021

* John Sculley	Director	June 8, 2021

* BY:	/s/ Christopher Greiner
Christopher Greiner
Attorney-in-Fact